Exhibit 10.3
December 22, 2008
Robert Rosenkranz
c/o Delphi Capital Management, Inc.
590 Madison Avenue, 30th Floor
New York, NY 10022
Amendment, Restatement and Consolidation of Prior Award Agreements
Dear Bob:
     This letter will serve as notice that, by action of the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (the “Company”), the terms and conditions of the awards made to you on February 11, 2004, February 9, 2005, February 8, 2006 and February 16, 2007 of 100,515, 78,143, 73,356 and 73,475 Deferred Shares, respectively (collectively, the “Deferred Shares”), pursuant to the Company’s Amended and Restated Long-Term Incentive and Share Award Plan (the “Predecessor Plan”), as described in the various Award Agreements relating thereto, as heretofore amended (collectively, the “Prior Award Agreements”), have, pursuant to Section 9 of the Restated Plan (as defined below), been amended and restated in accordance with the terms hereof. As you are aware, by action of the Committee taken on August 23, 2007, the Predecessor Plan was further amended and restated through the adoption of the Second Amended and Restated Long-Term Incentive and Share Award Plan (as subsequently amended, the “Restated Plan”). The Deferred Shares granted in February 2004 are referred to below as the “2004 Deferred Shares”; the Deferred Shares granted in February 2005 are referred to below as the “2005 Deferred Shares”; the Deferred Shares granted in February 2006 are referred to below as the “2006 Deferred Shares” and the Deferred Shares granted in February 2007 are referred to below as the “2007 Deferred Shares.” All amounts relating to the Deferred Shares or shares of Company stock in this letter are set forth on a split-adjusted basis, where applicable.
     In connection with the amendments and restatements of the terms and conditions of the Deferred Shares, this letter will serve to consolidate and replace the Prior Award Agreements in their entirety with respect to such terms and conditions. The Deferred Shares are in all respects subject to the terms and conditions of the Restated Plan (except as otherwise expressly provided herein), and, in addition, to the following terms and conditions (with all

Robert Rosenkranz
December 22, 2008

capitalized terms used but not defined below having the meanings set forth in the Restated Plan):
     With respect to the 10,515 in number of the 2004 Deferred Shares that had vested on December 31, 2004 (the “Exempt Deferred Shares”), you will be entitled to receive a number of shares of Company Class B Common Stock (the “Class B Stock”) upon the earliest to occur of the events set forth in the Predecessor Plan, as in effect on the date on which the Exempt Deferred Shares were awarded. With respect to the Exempt Deferred Shares only, to the extent of any inconsistency between the terms of the Predecessor Plan, as in effect on the date of grant thereof, and the Restated Plan, the terms of the Predecessor Plan shall prevail.
     With respect to (1) the remaining 90,515 in number of the 2004 Deferred Shares and (2) all of the 2005 Deferred Shares, such Deferred Shares entitle you to receive a number of shares of the Class B Stock corresponding to the applicable number of Deferred Shares upon the earliest to occur of the events set forth in the Restated Plan, subject to any Delay Period required by Section 10 of the Restated Plan, it being confirmed that the Supplemental Requirements previously in effect with respect to such Deferred Shares have been satisfied in their entirety.
     The 2006 Deferred Shares entitle you to receive 73,356 shares of the Class B Stock upon the earliest to occur of the events set forth in the Restated Plan, subject to any Delay Period required by Section 10 of the Restated Plan and to the Supplemental Requirement described in the following sentence. Under the Supplemental Requirement applicable to the 2006 Deferred Shares, a retirement by you from employment that would otherwise entitle you to receive 73,356 shares of the Class B Stock pursuant to the provisions of Sections 5.4(a) and 6.2(c) of the Restated Plan must occur on or after February 8, 2009. However, such Supplemental Requirement has been or shall be, as applicable, eliminated with respect to 24,452 of the 2006 Deferred Shares on each of February 8, 2007, February 8, 2008, and February 8, 2009.
     The 2007 Deferred Shares entitle you to receive 73,475 shares of the Class B Stock upon the earliest to occur of the events set forth in the Restated Plan, subject to any Delay Period required by Section 10 of the Restated Plan and to the Supplemental Requirement described in the following sentence. Under the Supplemental Requirement applicable to the 2007 Deferred Shares, a retirement by you from employment that would otherwise entitle you to receive 73,475 shares of the Class B Stock pursuant to the provisions of Sections 5.4(a) and 6.2(c) of

Robert Rosenkranz
December 22, 2008

the Restated Plan must occur on or after February 8, 2010. However, such Supplemental Requirement shall be eliminated with respect to 24,491 of the 2007 Deferred Shares on each of February 8, 2008 and February 8, 2009, respectively, and, with respect to the remaining 2007 Deferred Shares, on February 8, 2010.
     In addition, with respect to the three preceding paragraphs, it is hereby confirmed that, for purposes of each event specified in the Restated Plan giving rise to an entitlement to receive shares of the Class B Stock based upon or in connection with the termination of your employment, it is hereby confirmed that your employment shall not be deemed to have terminated for purposes thereof unless the termination event constitutes a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).
     Except as to the Exempt Deferred Shares, it is intended that the Deferred Shares and this letter will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and this letter shall be interpreted on a basis consistent with such intent. The Company shall not have any obligation to indemnify or otherwise protect you from any obligation to pay any taxes pursuant to Section 409A of the Code.
     Please confirm your consent to and acceptance of the amended and restated terms and conditions of the Deferred Shares set forth above, which shall supersede the provisions of the Prior Award Agreements in their entirety, by signing and dating both counterparts of this letter and returning one to me. The other counterpart may be retained for your files.

Very truly yours,
/s/ CHAD W. COULTER
Chad W. Coulter
Senior Vice President, Secretary and General Counsel

Agreed to and accepted:

/s/ ROBERT ROSENKRANZ	Date: December 22, 2008
Robert Rosenkranz